SAN FRANCISCO, CA / June 10th, 2022 / Wikisoft Corp. (OTCQB: WSFT), acquired by Emergency Response Technologies, a subsidiary of ILUS International (Ilustrato Pictures International Inc; OTC: ILUS) confirms that it is currently in the process of completing a name and ticker change as well as a change in operations.

The company believes that the reorganization of the operating business and change in focus following its acquisition and reorganization by Emergency Response Technologies will lead to growth for the company and add Shareholder value.

In addition to the changes in name and ticker which will be applied for and announced as soon as possible, Wikisoft will become more visible on social media channels. The company will provide regular updates on its operational changes and progress through social media and formal press releases. Shareholders and parties interested in tracking the company’s progress are requested to do so by following its Twitter account and website, the details of which are listed below:

Website: https://wikisoft.com

Twitter: @WSFT @ILUS

FORWARD-LOOKING STATEMENTS

This press release contains statements of a forward-looking nature about the Company. You can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “future” or other similar expressions. The Company has based these forward-looking statements primarily on the Company’s current expectations and projections about future events and financial trends that the Company believes may affect Company’s financial condition, results of operations, business strategy, and financial needs. There is no assurance that the Company’s current expectations and projections are accurate. All forward-looking statements in this press release are based on the Company’s information on the date hereof. These statements involve known and unknown risks, uncertainties, and other factors that may cause the Company’s actual results to differ materially from those implied by the forward-looking statements. The Company operates in a rapidly evolving environment. New risk factors emerge from time to time. The Company does not undertake any obligation to update or revise the forward-looking statements except as required under applicable law. This press release does not constitute or form part of any offer or invitation to purchase, otherwise acquire, issue, subscribe for, sell, or otherwise dispose of any securities, nor any solicitation of any offer to purchase, otherwise acquire, issue, subscribe for, sell, or otherwise dispose of any securities of the Company. The release, publication, or distribution of this announcement in certain jurisdictions may be restricted by law and therefore persons in such jurisdictions into which this announcement is released, published, or distributed should inform themselves about and observe such restrictions.

CONTACT
WikiSoft Corp.
315 Montgomery Street, San Francisco
CA 94104, USA
Phone: +1-800-706-0806
Email: investor@wikisoft.com
Investor site: www.wikisoft.com

SOURCE: WikiSoft Corp.